AMENDED SCHEDULE A

To the

Master Services Agreement

between

Ultimus Managers Trust

and

Ultimus Fund Solutions, LLC

Dated July 24, 2018, Amended December 28, 2018, Amended January 22, 2019

Fund Portfolio(s) (by fiscal year end)

Adler Value Fund

Marshfield Concentrated Opportunity Fund

Lyrical U.S. Value Equity Fund

The parties duly executed this Amendment as of January 22, 2019.

	Ultimus Managers Trust		Ultimus Fund Solutions, LLC

By:	/s/ David R. Carson	By:	/s/ Gary Tenkman
Name:	David R. Carson	Name:	Gary Tenkman
Title:	President	Title:	Chief Executive Officer